Asset Backed Securities
BancCap

All records
1,026 records

All records
Rate Type	Loan Type	Prepayment Penalty At Origination	Gross Coupon	Cut-off Date Balance	Remaining Amortization Term	Original Amortization Term	Remaining Term	Original Term	Age	Gross Margin	Months to Next Rate Reset	Rate Reset Frequency	Maximum Rate	Initial Periodic Cap	Periodic Cap	Life Floor	Original PPP Term	Original IO Term
ARM	1 /29 ARM	0	7.064	735,086.94	356	360	356	360	4	6.288	8	6	14.064	2.000	1.500	7.064	0	0
		6	6.490	344,191.97	356	360	356	360	4	5.990	8	6	13.490	2.000	1.500	6.490	6	0
		12	7.047	824,321.44	356	360	356	360	4	5.842	8	6	14.047	2.000	1.500	7.047	12	0
	2 /28 ARM	0	8.094	22,445,636.09	357	360	357	360	3	5.676	21	6	14.627	2.963	1.554	8.083	0	0
		6	8.523	513,398.99	358	360	358	360	2	5.746	22	6	14.523	3.000	1.000	8.523	6	0
		12	8.254	5,495,206.65	357	360	357	360	3	5.953	21	6	14.545	2.675	1.391	8.254	12	0
		24	8.026	49,137,172.28	357	360	357	360	3	5.861	21	6	14.250	2.935	1.251	8.020	24	0
		36	8.049	1,018,749.51	358	360	358	360	2	5.795	22	6	14.291	3.000	1.243	8.049	36	0
		60	7.250	220,107.79	355	360	355	360	5	5.875	19	6	13.250	3.000	1.000	7.250	60	0
	2 /28 ARM 40/30 BALLOON	0	7.637	5,542,874.85	477	480	357	360	3	5.703	21	6	14.333	3.000	1.695	7.637	0	0
		12	7.320	3,319,816.61	476	480	356	360	4	5.920	20	6	14.187	2.901	1.917	7.320	12	0
		24	7.284	21,516,770.45	477	480	357	360	3	5.946	21	6	13.942	2.933	1.667	7.301	24	0
		36	6.851	737,037.99	476	480	356	360	4	5.517	20	6	13.851	3.000	2.000	6.851	36	0
	2 /28 ARM - 2 Yr IO	0	7.740	119,200.00	336	336	356	360	4	5.250	20	6	14.740	3.000	2.000	7.740	0	24
		12	7.000	372,000.00	336	336	357	360	3	5.000	21	6	14.000	2.000	1.500	7.000	12	24
		24	6.887	1,627,144.68	336	336	355	360	5	5.717	19	6	13.696	2.713	2.000	6.887	24	24
		36	6.690	236,000.00	336	336	356	360	4	5.990	20	6	13.690	3.000	2.000	6.690	36	24
	2 /28 ARM - 3 Yr IO	24	6.858	2,365,520.00	324	324	356	360	4	5.735	20	6	13.858	2.000	2.000	6.858	24	36
	2 /28 ARM - 5 Yr IO	0	7.187	9,830,707.05	300	300	356	360	4	5.544	20	6	13.876	2.399	1.689	7.187	0	60
		12	6.863	6,105,810.86	300	300	356	360	4	5.796	20	6	13.703	2.216	1.784	6.876	12	60
		24	6.999	41,815,115.11	300	300	356	360	4	5.877	20	6	13.582	2.425	1.592	6.978	24	60
		36	6.830	2,573,644.10	300	300	355	360	5	5.774	19	6	13.339	2.209	1.735	6.830	36	60
	3 /27 ARM	0	7.790	1,057,266.48	355	360	355	360	5	5.391	31	6	14.617	3.000	1.828	7.790	0	0
		24	7.523	367,093.03	356	360	356	360	4	5.802	32	6	14.095	3.000	1.572	7.523	24	0
		36	7.546	472,999.34	358	360	358	360	2	5.731	34	6	13.546	3.000	1.000	7.546	36	0
	3 /27 ARM - 3 Yr IO	0	6.450	132,230.91	324	324	354	360	6	5.990	30	6	13.450	3.000	2.000	6.450	0	36
		36	6.900	224,000.00	324	324	356	360	4	5.990	32	6	13.900	3.000	2.000	6.900	36	36
	3 /27 ARM - 5 Yr IO	0	7.331	951,000.00	300	300	355	360	5	5.386	31	6	14.331	2.000	2.000	7.331	0	60
		36	6.456	2,318,963.01	300	300	355	360	5	5.737	31	6	13.185	2.312	1.688	6.456	36	60
	5 /25 ARM	36	6.254	855,151.90	355	360	355	360	5	5.706	55	6	12.525	3.000	1.271	6.254	36	0
	5 /25 ARM - 5 Yr IO	24	6.347	337,065.73	300	300	354	360	6	5.875	54	6	12.347	3.000	1.000	6.347	24	60
		36	6.632	1,017,346.32	300	300	355	360	5	5.535	55	6	12.632	3.000	1.000	6.632	36	60
	6 Month Libor	0	7.790	306,110.54	355	360	355	360	5	5.990	1	6	14.790	2.000	1.500	7.790	0	0
FIXED	10 Yr Fixed	36	7.690	50,832.09	116	120	116	120	4	0.000	0	0	0.000	0.000	0.000	0.000	36	0
	15 Yr Fixed	0	7.796	335,944.46	176	180	176	180	4	0.000	0	0	0.000	0.000	0.000	0.000	0	0
		36	7.390	305,389.33	178	180	178	180	2	0.000	0	0	0.000	0.000	0.000	0.000	36	0
	20 Yr Fixed	0	7.853	223,005.57	237	240	237	240	3	0.000	0	0	0.000	0.000	0.000	0.000	0	0
	30 Yr Fixed	0	7.563	6,839,438.38	356	360	356	360	4	0.000	0	0	0.000	0.000	0.000	0.000	0	0
		12	7.885	791,034.60	356	360	356	360	4	0.000	0	0	0.000	0.000	0.000	0.000	12	0
		24	7.655	937,401.39	356	360	356	360	4	0.000	0	0	0.000	0.000	0.000	0.000	24	0
		36	7.164	13,275,859.97	356	360	356	360	4	0.000	0	0	0.000	0.000	0.000	0.000	36	0
	30 Yr Fixed - 5 Yr IO	0	7.097	1,327,907.28	300	300	355	360	5	0.000	0	0	0.000	0.000	0.000	0.000	0	60
		12	6.468	888,662.68	300	300	354	360	6	0.000	0	0	0.000	0.000	0.000	0.000	12	60
		24	6.959	560,200.00	300	300	356	360	4	0.000	0	0	0.000	0.000	0.000	0.000	24	60
		36	6.695	4,042,363.02	300	300	355	360	5	0.000	0	0	0.000	0.000	0.000	0.000	36	60
Grand Total:			7.466	214,512,779.39	354	356	356	359	4	5.817	21	6	14.019	2.717	1.526	7.501	19	21

INTEX Replines

This material is provided to you solely for informational purposes, is intended for your use only and does not constitute an offer or commitment, a solicitation of an offer or commitment, or any advice or recommendation, to enter into or conclude any transaction (whether on the indicative terms shown or otherwise). This material has been prepared by CSFB based on assumptions and parameters determined by it in good faith. It is important that you (recipient) understand that those assumptions and parameters are not the only ones that might reasonably have been selected or that could apply in connection with the preparation of these materials or an assessment of the transaction described above. A variety of other or additional assumptions or parameters, or other market factors and other considerations, could result in different contemporaneous good faith analyses or assessment of the transaction described above. Past performance should not be taken as an indication or guarantee of future perf ormance, and no representation or warranty, express or implied is made regarding future performance. Opinions and estimates may be changed without notice. The information set forth above has been obtained from or based upon sources believed by CSFB to be reliable, but CSFB does not represent or warrant its accuracy or completeness. This material does not purport to contain all of the information that an interested party may desire. In all cases, interested parties should conduct their own investigation and analysis of the transaction(s) described in these materials and of the data set forth in them. Each person receiving these materials should make an independent assessment of the merits of pursuing a transaction described in these materials and should consult their own professional advisors. CSFB may, from time to time, participate or invest in other financing transactions with the issuers of the securities referred to herein, perform services for or solicit business from such issuers, and/or have a p osition or effect transactions in the securities or derivatives thereof. Structured securities are complex instruments, typically involve a high degree of risk and are intended for sale only to sophisticated investors who are capable of understanding and assuming the risks involved. The market value of any structured security may be affected by changes in economic, financial and political factors (including, but not limited to, spot and forward interest and exchange rates), time to maturity, market conditions and volatility and the credit quality of any issuer or reference issuer. Any investor interested in purchasing a structured product should conduct its own investigation and analysis of the product and consult with its own professional advisers as to the risks involved in making such a purchase.